Exhibit 10.2(b)

SOCIÉTÉ GÉNÉRALE 17 COURS VALMY 92987 PARIS-LA DEFENSE, FRANCE

DATE:	November 10, 2009

TO:	TeleCommunication Systems, Inc.
ATTENTION:	Bruce A. White
TELEPHONE:	(410) 263-7616
FACSIMILE:	(410) 263-7617

FROM:	Société Générale
FACSIMILE:	(212) 278-5624

SUBJECT:	Equity Derivatives Note Hedge Confirmation

REFERENCE NUMBER(S):	[ ]
The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Société Générale (“Société Générale”) and TeleCommunication Systems, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.
The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.
This Confirmation evidences a complete and binding agreement between Société Générale and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Société Générale and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.
The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	November 10, 2009

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	American subject to the provisions below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Société Générale.

Buyer:	Counterparty.

Shares:	Class A common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:	4.5% Senior Convertible Notes of Counterparty due November 1, 2014, offered pursuant to an Offering Memorandum to be dated as of November 10, 2009 and issued pursuant to the indenture to be dated on or about November 16, 2009, by and between Counterparty and The Bank of New York Mellon, as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Société Générale in writing, the “Indenture”). Certain defined terms used herein have the meanings assigned to them in the Indenture. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.

Number of Note Hedging Units:	90,000

Note Hedging Unit Entitlement:	USD1,000 divided by the Strike Price. Notwithstanding anything to the contrary herein or in the Agreement (including without limitation the provisions of Calculation Agent Adjustment), in no event shall the Note Hedging Unit Entitlement at any time be greater than the “Conversion Rate” (as such term is defined in the Indenture) at such time.

Strike Price:	USD10.348.

Applicable Percentage:	35%

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The NASDAQ Global Market.

Related Exchanges:	All Exchanges.

Calculation Agent:	Société Générale.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” as defined in the Indenture.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Note Hedging Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture shall be exercised as described below under “Notice of Exercise”.

Expiration Date:	November 1, 2014

Aggregate Conversion Date:	August 1, 2014

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must notify Société Générale in writing (and use reasonable efforts to confirm receipt by telephone to Société Générale (telephone: 212-278-5187)) prior to 5:00 PM, New York City time, on the day that is two Scheduled Trading Days prior to the first day of the Settlement Averaging Period for the Note Hedging Units being exercised (the “Notice Deadline”) of (i) the number of Note Hedging Units being exercised on such Exercise Date and (ii) the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided that in respect of Convertible Notes with a Conversion Date occurring on or after the Aggregate Conversion Date, the Notice Deadline shall be 5:00 PM, New York City time, on the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Settlement Terms:

Net Share Settlement:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date occurring on a Conversion Date, Société Générale shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount. For the avoidance of doubt, to the extent Société Générale is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Net Share Settlement” and “Net Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Settlement Amount:	The product of the Applicable Percentage and a number of Shares equal to the Net Shares. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Note Hedging Unit exercised or deemed exercised, a number of Shares equal to (A) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Note Hedging Unit, of (x) the Note Hedging Unit Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (z) such Relevant Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Shares for any Note Hedging Unit exceed a number of Shares equal to the Applicable Limit for such Note Hedging Unit divided by the Relevant Price on the last Valid Day of the Settlement Averaging Period (or if such Note Hedging Unit relates to a Convertible Note with a Conversion Date occurring on or after the Aggregate Conversion Date, the Relevant Price on the second Scheduled Valid Day immediately preceding the Expiration Date); provided further that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”. For the avoidance of doubt, such obligation shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the “Conversion Rate” for issuance of additional Shares or cash as set forth in Section 4.02 of the Indenture (a “Fundamental Change Adjustment”) or any voluntary adjustment pursuant to Sections 5.08 and 5.09 of the Indenture (a “Discretionary Adjustment”).

Société Générale will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares, valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Applicable Limit:	For any Note Hedging Unit, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the number of Shares delivered to the Holder (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note multiplied by the Relevant Price on the date provided by Counterparty to Dealer pursuant to clause (ii) of “Notice of Exercise,” or if such Note Hedging Unit relates to a Convertible Note with a Conversion Date occurring on or after the Aggregate Conversion Date, the Relevant Price on the second Scheduled Valid Day immediately preceding the Expiration Date, over (ii) USD 1,000.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the primary other United States national or regional securities exchange on which the Shares are listed or admitted for trading or, if the Shares are not then listed or admitted for trading on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TSYS <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a substantially similar volume-weighted method). Notwithstanding the foregoing, if any Valid Day is a Disrupted Day and the Calculation Agent determines that such Disrupted Day shall be a Valid Day in part in respect of a number of Net Shares, then the Relevant Price for such Valid Day and such number of Net Shares shall be the volume-weighted average price per Share on such Valid Day on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valid Day and such number of Net Shares for which the Calculation Agent determines there is no Market Disruption Event, and the Calculation Agent shall make corresponding adjustments to the settlement terms hereunder to account for such partial Valid Day.

Settlement Averaging Period:	For any Note Hedging Unit:

(i) If Counterparty has, on or prior to the Aggregate Conversion Date, delivered a Notice of Exercise to Dealer with respect to such Note Hedging Unit with a Conversion Date occurring prior to the Aggregate Conversion Date, the 40 consecutive Valid Days commencing on and including the second Scheduled Valid Day following such Conversion Date; or

(ii) if Counterparty has, on or following the Aggregate Conversion Date, delivered a Notice of Exercise to Dealer with respect to such Note Hedging Unit with a Conversion Date occurring on or following the Aggregate Conversion Date, the 40 consecutive Valid Days commencing on, and including, the 42nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Note Hedging Unit, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Note Hedging Unit.

Settlement Currency:	USD.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Société Générale may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 5.06 of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of the Fundamental Change Adjustment or Discretionary Adjustment provisions of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than a Fundamental Change Adjustment or a Discretionary Adjustment), the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means only the occurrence of any event or condition set forth in Section 5.11 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Note Hedging Units, the Note Hedging Unit

Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares or cash pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Société Générale is not reduced as a result of such adjustment.

Nationalization, Insolvency and Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. For the avoidance of doubt, the occurrence of any event that is a Merger Event and would otherwise have been a Delisting will have the consequence specified for the relevant Merger Event.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (ii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	Société Générale for all applicable Additional Disruption Events

Determining Party:	Société Générale for all applicable Additional Disruption Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable
Mutual Representations: Each of Société Générale and Counterparty represents and warrants to, and agrees with, the other party that:
(i)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

(iii)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined under the Securities Act.

(iv)	Investment Company Act. It is a “qualified purchaser” as defined under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.
Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:
(i)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)	Counterparty shall immediately provide written notice to Société Générale upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Société Générale in connection with this Transaction.

(iii)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(iv)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(v)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(vi)	The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and Oppenheimer & Co. Inc. and Raymond James & Associates (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Société Générale as if set forth herein.

(vii)	Counterparty understands, agrees and acknowledges that Société Générale has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(viii)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(ix)	Counterparty understands, agrees and acknowledges that no obligations of Société Générale to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Société Générale or any governmental agency.

(x)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Société Générale or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Société Générale or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xi)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Société Générale is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150 (or under any successor statement), EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project, or under any other accounting guidance.

(xii)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xiii)	Counterparty’s filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiv)	Counterparty has not violated, and shall not directly or indirectly violate, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(xv)	The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors (including engaging in derivative transactions) and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(xvi)	Counterparty shall deliver to Société Générale an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Société Générale in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Société Générale may reasonably request.
Miscellaneous:
Netting and Set-Off. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.
Qualified Financial Contracts. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).
Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery will be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Société Générale and Counterparty may be transmitted exclusively through Agent.
Staggered Settlement. Société Générale may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Société Générale will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Société Générale will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Société

Générale would otherwise be required to deliver on such Nominal Settlement Date.
Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 9.01 of the Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event, in each case with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Société Générale as the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the portion of the Transaction corresponding to the number of Convertible Notes subject to such Repayment Event.
“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to any term of the Indenture or the Convertible Notes if such amendment, modification, supplement or waiver has an adverse effect on this Transaction or Société Générale’s ability to hedge all or a portion of this Transaction, with such determination to be made in the sole discretion of the Calculation Agent. For the avoidance of doubt, Counterparty electing to increase the Conversion Rate pursuant to a Discretionary Adjustment shall not constitute an Amendment Event.
“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.
Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Société Générale, the Shares (the “Hedge Shares”) acquired by Société Générale for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Société Générale without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Société Générale to sell the Hedge Shares in a registered offering, make available to Société Générale an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Société Générale, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Société Générale, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Société Générale a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Société Générale, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Société Générale to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of its size, in form and substance satisfactory to Société Générale, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Société Générale, due diligence rights (for Société Générale or any designated buyer of the Hedge Shares from Société Générale), opinions and certificates and such other documentation as is customary for private placements agreements of similar size, all reasonably acceptable to Société Générale (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Société Générale for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Société Générale at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Société Générale. “VWAP Price” means, on any Exchange Business Day, the per

Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TSYS <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.
Limitation On Delivery of Shares. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of 6,088,133 Shares (the “Maximum Delivery Amount”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Delivery Amount (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Société Générale of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. Notwithstanding the provisions of Section 5(a)(ii) of the Agreement, in the event of a failure by Counterparty to comply with the agreement set forth in this provision, there shall be no grace period for remedy of such failure.
Status of Claims in Bankruptcy. Société Générale acknowledges and agrees that this Confirmation is not intended to convey to Société Générale rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Société Générale’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Société Générale’s rights in respect of any transactions other than the Transaction.
No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.
Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Société Générale is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Société Générale is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Société Générale with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than

4.5% and (b) greater by 0.5% or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof). The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of the Applicable Percentage, the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Société Générale and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Société Générale’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Société Générale with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Section 16 Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
Alternative Calculations and Société Générale Payment on Early Termination and on Certain Extraordinary Events. If Société Générale owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Société Générale Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Société Générale to satisfy any such Société Générale Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Société Générale, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Société Générale Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Société Générale Termination Delivery, Société Générale shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Société Générale Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”.
“Termination Delivery Unit” means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (b) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
Rule 10b-18. Except as disclosed to Société Générale in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Société Générale that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding, and during the week of, such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Société Générale has informed Counterparty in writing that it has completed all purchases of Shares or other transactions to hedge initially its exposure to the Transaction.
Regulation M. Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the day on which Société Générale has informed Counterparty in writing that it has completed all purchases of Shares or other transactions to hedge initially its exposure to the Transaction, engage in any such distribution.
No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which Société Générale has informed Counterparty in writing that Société Générale has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Société Générale that it is not aware of any material nonpublic information concerning itself or the Shares.
Right to Extend. Société Générale may postpone any potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Société Générale determines, in its reasonable discretion, that (a) a Regulatory Disruption has occurred or (b)

such extension is reasonably necessary or appropriate to (i) preserve Société Générale’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Société Générale to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Société Générale were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Société Générale. “Regulatory Disruption” shall mean any event that Société Générale, in its commercially reasonable discretion upon the advice of outside counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Société Générale, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act and Regulation M and/or analyzing Société Générale as if it were the Issuer or an affiliated purchaser of the Issuer), for Société Générale to refrain from or decrease any market activity in connection with the Transaction.
Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Société Générale. Société Générale may transfer or assign all or a portion of its Note Hedging Units hereunder at any time to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Société Générale, without the consent of Counterparty.
If, as determined in Société Générale’s sole discretion, (a) at any time (1) the Equity Percentage exceeds 8.0%, (2) Société Générale, Société Générale Group (as defined below) or any person whose ownership position would be aggregated with that of Société Générale or Société Générale Group (Société Générale, Société Générale Group or any such person, a “Société Générale Person”) under Sections 3-701 to 3-709 of the Maryland Control Share Acquisition Act or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Société Générale Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination or (3) the number of “control shares” (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) owned by a Société Générale Person divided by the number of Counterparty’s outstanding Shares (the “Control Share Percentage”) exceeds 8.0% (each of such conditions described in clause (1), (2) or (3), an “Excess Ownership Position”), and (b) Société Générale is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Société Générale may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Société Générale so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Société Générale Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Société Générale to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Société Générale and any of its affiliates subject to aggregation with Société Générale for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Société Générale (collectively, “Société Générale Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Société Générale to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Société Générale may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Société Générale’s obligations in respect of the Transaction and any such designee may assume such obligations. Société Générale shall be discharged of its obligations to Counterparty to the extent of any such performance.
Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers thereof for any reason by the close of business in New York on November 16, 2009 (or such later date as agreed upon by the parties) (November 16, 2009 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Société Générale and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Société Générale on the Early Unwind Date all Shares purchased by Société Générale or one or more of its affiliates, and assume, or reimburse the cost of, derivatives and other hedging activities entered into by Société Générale or one or more of its affiliates, in each case, in connection with hedging of the Transaction and the unwind of such hedging activities. The amount payable by Counterparty in cash or, as described in the following sentence, in Shares, shall be Société Générale’s (or its affiliates) actual cost of such Shares and unwind cost of such derivatives and other hedging activities as Société Générale informs Counterparty and shall be paid in immediately available funds on the Early Unwind Date. Counterparty may satisfy its reimbursement obligation in cash or Shares, with the number of registered or unregistered Shares to be delivered to be determined by the Calculation Agent as the number of whole Shares that could be sold by Counterparty over a commercially reasonable period of time with the cash equivalent of such payment obligation; and provided that, to the extent that such Shares cannot be sold in the public market without registration under the Securities Act, such Shares shall be subject to the provisions under “Disposition of Hedge Shares” above, to be applied to such Shares. Société Générale and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer pursuant to Section 6(d)(ii) of the Agreement an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions (including, for the avoidance of doubt, any amount payable in connection with an Extraordinary Event), an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Governing law: The law of the State of New York.
Terms relating to the Agent. Société Générale is not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended. SG Americas Securities, LLC has acted solely as agent for Société Générale and the counterparty to the extent required by law in connection with this Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under this Transaction. The parties agree to proceed solely against each other, and not against SG Americas Securities, LLC as agent, in seeking enforcement of their rights and obligations with respect to this Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.
Broker. SG Americas Securities, LLC may have been paid a fee by Société Générale in connection with this Transaction. Further details will be furnished upon written request.
Time of Dealing. The time of the Transaction will be furnished by SG Americas Securities, LLC upon written request.
Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:
(a) Counterparty
TeleCommunication Systems, Inc.
275 West Street,
Annapolis, Maryland 21401
Attention:    Bruce A. White
Fax:             (410) 263-7617
(b) Société Générale
Société Générale
1221 Avenue of the Americas
New York, NY 10020
Attention: Sanjay Garg
Telephone:   (212) 278-5187
Facsimile:    (212) 278-5624
Email:           sanjay.garg@sgcib.com
with a copy to:
Société Générale
1221 Avenue of the Americas
New York, NY 10020
Attention: Steve Milankov
Telephone:  (212) 278-6985
Facsimile:    (212) 278-7365
Email:          steve.milankov@sgcib.com

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Société Générale a facsimile of the fully-executed Confirmation to Société Générale at (212) 278-5624. Originals shall be provided for your execution upon your request.
We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours, SOCIÉTÉ GÉNÉRALE
By:	/s/ Sanjay Garg
	Name:	Sanjay Garg
	Title:	Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

TELECOMMUNICATION SYSTEMS, INC.
By:	/s/ Thomas M. Brandt, Jr.
	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

ANNEX A
The Premium for the Transaction is set forth below.

Premium:	USD7,235,865

A-1